Select Energy Services Reports Second Quarter Results 2018

Net Income of $25.0 million, or $0.24 fully diluted earnings per share

Adjusted EBITDA(1) of $68.2 million

Operating Cash Flow of $64.3 million in the six-month year-to-date period, including $29.1 million generated in second quarter of 2018

HOUSTON, Aug. 9, 2018 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of total water management and chemical solutions to the North American unconventional oil and gas industry, today announced results for the quarter ended June 30, 2018.

Revenue for the second quarter of 2018 was $393.2 million as compared to $376.4 million in the first quarter of 2018 and $134.4 million in the second quarter of 2017. Net income for the second quarter of 2018 was $25.0 million as compared to $16.1 million in the first quarter of 2018 and a net loss of $10.5 million in the second quarter of 2017. Adjusted EBITDA was $68.2 million or 17.3% of revenue in the second quarter of 2018 as compared to $59.6 million or 15.8% of revenue in the first quarter of 2018. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income in this release.

Holli Ladhani, President and CEO, stated, "The strategic rationale for the merger of Select and Rockwater is being proven out as we continue to see the benefits of our added scale and scope of services, particularly at a time when our customers are dealing with the challenges associated with more complicated, ultra-high-density drilling pads.

"With a dedicated focus on operational execution and margin enhancement, the team delivered strong incremental margins in the second quarter. We expect to see further margin improvements as we continue to identify more cost-effective ways to service our customers through investments in technology, the right equipment for today's completions and logistically correct water sources and infrastructure.

__________________________

(1) "Adjusted EBITDA" is not presented in accordance with generally accepted accounting principles in the United States ("GAAP"). Please see the supplemental financial information in the table under "Comparison of Non-GAAP Financial Measures" at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

"Select's advanced technology, scale and access to advantaged water sources make us an ideal partner in the dynamic Permian Basin. While the region faces production takeaway challenges in the near term, we view those as temporary, and expect the Permian will continue to be an important region for our business. Fortunately, our national footprint uniquely positions us to allocate people and equipment anywhere they are needed in the short term until sufficient takeaway capacity is added to this growing basin," concluded Ladhani.

Business Segment Information

The Water Solutions segment generated revenues of $273.7 million in the second quarter of 2018 as compared to revenues of $257.5 million in the first quarter of 2018 and $107.8 million in the second quarter of 2017. Increased customer demand for Select's water transfer and flowback and well testing services in the Permian was the primary driver of this increase.

The Oilfield Chemicals segment, which operates through our subsidiary Rockwater Energy Solutions, generated revenues of $64.8 million in the second quarter of 2018 as compared to $63.6 million in the first quarter of 2018. Rising sales of friction reducer products offset declines in guar and crosslinker volumes.

The Wellsite Services segment generated revenues of $54.7 million in the second quarter of 2018 as compared to revenues of $55.2 million in the first quarter of 2018 and $26.6 million in the second quarter of 2017. Increased activity in our accommodations and sand hauling business lines was offset by seasonal activity declines in Canada for spring breakup.

Select's consolidated gross profit was $56.7 million in the second quarter of 2018 as compared to $47.9 million in the first quarter of 2018. Total gross margin for Select was 14.4% in the second quarter of 2018 as compared to 12.7% in the first quarter of 2018. Gross margin before depreciation and amortization ("D&A") for Water Solutions was 25.6% in the second quarter of 2018 as compared to 24.6% in the first quarter of 2018. Gross margin before D&A for Oilfield Chemicals was 9.7% in the second quarter of 2018 as compared to 10.3% in the first quarter of 2018. Gross margin before D&A for Wellsite Services was 19.8% in the second quarter of 2018 as compared to 15.9% in the first quarter of 2018. Please refer to the reconciliation of gross profit before D&A (a non-GAAP measure) to gross profit in this release.

Included in the first and second quarter of 2018 segment results were full-quarter contributions from Rockwater Energy Solutions, which Select acquired in November 2017; as such, these results are not included in 2017 second quarter results.

Cash Flow and Balance Sheet

Cash flow from operations for the six-month period ending June 30, 2018 was $64.3 million, of which $29.1 million was generated in the second quarter of 2018. Capital expenditures for the first half of the year were $59.1 million, net of asset sales of $4.0 million, of which $28.1 million was spent in the 2018 second quarter. Both our 2018 year-to-date and second quarter net capital expenditures were fully funded with cash flow from operations.

Total liquidity was $199.9 million as of June 30, 2018, as compared to $166.9 million as of March 31, 2018. The Company had approximately $188.6 million of available borrowing capacity under its revolving credit facility, after giving effect to $18.3 million of outstanding letters of credit. Total cash and cash equivalents were $11.3 million at June 30, 2018 as compared to $6.1 million at March 31, 2018, and outstanding borrowings as of June 30, 2018 totaled $80.0 million.

Conference Call

Select has scheduled a conference call on Friday, August 10, 2018 at 10:00 a.m. Eastern time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through August 24, 2018 and may be accessed by calling 201-612-7415 using passcode 13680753#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select is a leading provider of total water management and chemical solutions to the North American unconventional oil and gas industry. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States and Western Canada. For more information, please visit Select's website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to, the factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017 and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Water solutions	$273,733	$107,812	$531,276	$186,189
Oilfield chemicals	64,807	—	128,437	—
Wellsite services	54,707	26,637	109,929	48,185
Total revenue	393,247	134,449	769,642	234,374
Costs of revenue
Water solutions	203,681	78,028	397,743	138,649
Oilfield chemicals	58,500	—	115,584	—
Wellsite services	43,893	21,647	90,311	39,989
Depreciation and amortization	30,445	22,520	61,327	43,724
Total costs of revenue	336,519	122,195	664,965	222,362
Gross profit	56,728	12,254	104,677	12,012
Operating expenses
Selling, general and administrative	26,871	23,254	52,552	33,211
Depreciation and amortization	807	491	1,348	937
Impairment of property and equipment	2,282	—	2,282	—
Impairment of investment	—	—	2,000	—
Lease abandonment costs	1,973	418	3,097	2,281
Total operating expenses	31,933	24,163	61,279	36,429
Income (loss) from operations	24,795	(11,909)	43,398	(24,417)
Other income (expense)
Interest expense, net	(1,342)	(671)	(2,493)	(1,401)
Foreign currency losses, net	(340)	—	(740)	—
Other income, net	2,060	1,952	1,602	3,016
Income (loss) before tax expense	25,173	(10,628)	41,767	(22,802)
Tax (expense) benefit	(150)	138	(612)	32
Net income (loss)	25,023	(10,490)	41,155	(22,770)
Less: net (income) loss attributable to noncontrolling interests	(8,060)	6,274	(14,093)	14,382
Net income (loss) attributable to Select Energy Services, Inc.	$16,963	$(4,216)	$27,062	$(8,388)

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.24	$(0.16)	$0.40	$(0.36)
Class A-1—Basic	$—	$(0.16)	$—	$(0.36)
Class A-2—Basic	$—	$—	$0.40	$—
Class B—Basic	$—	$—	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.24	$(0.16)	$0.39	$(0.36)
Class A-1—Diluted	$—	$(0.16)	$—	$(0.36)
Class A-2—Diluted	$—	$—	$0.39	$—
Class B—Diluted	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)

	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$11,301	$2,774
Accounts receivable trade, net of allowance for doubtful accounts of $3,762 and $2,979, respectively	425,217	373,633
Accounts receivable, related parties	820	7,669
Inventories	51,680	44,598
Prepaid expenses and other current assets	29,800	17,842
Total current assets	518,818	446,516
Property and equipment	1,063,847	1,034,995
Accumulated depreciation	(580,102)	(560,886)
Property and equipment, net	483,745	474,109
Goodwill	278,359	273,421
Other intangible assets, net	148,908	156,066
Other assets	3,912	6,256
Total assets	$1,433,742	$1,356,368
Liabilities and Equity
Current liabilities
Accounts payable	$66,756	$52,579
Accounts payable and accrued expenses, related parties	3,924	2,772
Accrued salaries and benefits	14,394	21,324
Accrued insurance	23,260	12,510
Sales tax payable	9,870	12,931
Accrued expenses and other current liabilities	96,409	81,112
Current portion of capital lease obligations	1,468	1,965
Total current liabilities	216,081	185,193
Accrued lease obligations	19,220	18,979
Other long term liabilities	9,629	13,827
Long-term debt	80,000	75,000
Total liabilities	324,930	292,999
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 77,298,660 shares issued and outstanding as of June 30, 2018; 350,000,000 shares authorized and 59,182,176 shares issued and outstanding as of December 31, 2017	773	592
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized, no shares issued or outstanding as of June 30, 2018; 40,000,000 shares authorized, 6,731,845 shares issued and outstanding as of December 31, 2017	—	67
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 29,383,320 shares issued and outstanding as of June 30, 2018; 150,000,000 shares authorized and 40,331,989 shares issued and outstanding as of December 31, 2017	294	404
Preferred stock, $0.01 par value; 50,000,000 shares authorized and no shares issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Additional paid-in capital	790,699	673,141
Retained earnings (accumulated deficit)	9,203	(17,859)
Accumulated other comprehensive (deficit) income	(148)	302
Total stockholders' equity	800,821	656,647
Noncontrolling interests	307,991	406,722
Total equity	1,108,812	1,063,369
Total liabilities and equity	$1,433,742	$1,356,368

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income (loss)	$41,155	$(22,770)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	62,675	44,661
Gain on disposal of property and equipment	(1,503)	(2,919)
Bad debt expense	876	708
Amortization of debt issuance costs	344	618
Equity-based compensation	5,465	1,232
Impairment of property and equipment	2,282	—
Impairment of investment	2,000	—
Other operating items, net	291	(237)
Changes in operating assets and liabilities
Accounts receivable	(46,057)	(47,998)
Prepaid expenses and other assets	(17,848)	(830)
Accounts payable and accrued liabilities	14,625	3,525
Net cash provided by (used in) operating activities	64,305	(24,010)
Cash flows from investing activities
Acquisitions, net of cash received	—	(55,507)
Purchase of property and equipment	(63,050)	(41,680)
Proceeds received from sale of property and equipment	3,953	5,738
Net cash used in investing activities	(59,097)	(91,449)
Cash flows from financing activities
Proceeds from revolving line of credit and issuance of long-term debt	25,000	34,000
Payments on long-term debt	(20,000)	(34,000)
Payments of capital lease obligations	(1,029)	—
Proceeds from initial public offering	—	140,070
Proceeds from share issuance	431	—
Payments incurred for initial public offering	—	(11,566)
Distributions to noncontrolling interests	(280)	(309)
Other	(657)	—
Net cash provided by financing activities	3,465	128,195
Effect of exchange rate changes on cash	(146)	—
Net increase in cash and cash equivalents	8,527	12,736
Cash and cash equivalents, beginning of period	2,774	40,041
Cash and cash equivalents, end of period	$11,301	$52,777
Supplemental cash flow disclosure:
Cash paid for interest	$1,959	$849
Cash (refunds) paid for income taxes	$(1,188)	$27
Supplemental disclosure of noncash investing activities:
Capital expenditures included in accounts payable and accrued liabilities	$25,013	$4,961

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus any inventory write-downs. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2017.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	June 30, 2018	March 31, 2018	June 30, 2017
	(unaudited)
	(in thousands)
Net income (loss)	$25,023	$16,132	$(10,490)
Interest expense	1,342	1,151	671
Tax expense (benefit)	150	462	(138)
Depreciation and amortization	31,252	31,423	23,011
EBITDA	57,767	49,168	13,054
Impairment of property and equipment	2,282	—	—
Impairment of investment	—	2,000	—
Lease abandonment costs	1,973	1,124	418
Non-recurring severance expenses	—	—	122
Non-recurring transaction costs	2,481	2,694	332
Non-cash compensation expenses	2,984	2,481	589
Non-cash loss on sale of assets or subsidiaries	249	1,515	198
Non-recurring phantom equity and IPO-related compensation	—	—	12,537
Foreign currency losses	340	400	—
Inventory write downs	128	266	—
Adjusted EBITDA	$68,204	$59,648	$27,250

The following tables present a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	June 30, 2018	March 31, 2018
	(unaudited)
	(in thousands)
Gross profit by segment
Water solutions	$48,453	$42,238
Oilfield chemicals	3,484	3,631
Wellsite services	4,791	2,080
As reported gross profit	56,728	47,949

Plus depreciation and amortization
Water solutions	21,599	21,243
Oilfield chemicals	2,823	2,915
Wellsite services	6,023	6,724
Total Depreciation and amortization	30,445	30,882

Gross profit before D&A	87,173	78,831

Gross Profit before D&A by segment
Water solutions	70,052	63,481
Oilfield chemicals	6,307	6,546
Wellsite services	10,814	8,804
Total gross profit before D&A	$87,173	$78,831

Gross Margin before D&A by segment
Water solutions	25.6%	24.6%
Oilfield chemicals	9.7%	10.3%
Wellsite services	19.8%	15.9%
Total gross margin before D&A	22.2%	20.9%

Contacts:	Select Energy Services
Nick Swyka - CFO & SVP
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com